Exhibit 99.1

Qualigen Therapeutics (NASDAQ: QLGN) Announces Executives, Board of Directors Appointments and Auditor Transition

Carlsbad, CA – October 6, 2025 – Qualigen Therapeutics, Inc. (NASDAQ: QLGN) (the “Company”) today announced a series of key leadership and governance changes aimed at strengthening its executive team, enhancing financial transparency, and supporting the Company’s next phase of strategic growth.

Executive Appointments

Effective October 2, 2025, Jerry (Jiawei) Wang was appointed as Co-Chief Executive Officer, and Koti Meka was appointed as Chief Financial Officer of Qualigen Therapeutics.

Mr. Wang is the Global President and one of the original founding team members of Faraday Future and was deeply involved in strategic development from its inception starting from 2014, including successfully raising more than $3 billion funding, and led the successful initial public offering (IPO) in 2021.

Mr. Meka is the CFO of Faraday Future. Prior to joining Faraday Future in February 2016, Meka worked at Ford Motor Company from July 2002 to February 2016 in cost optimization, product development finance and corporate finance.

Their appointments underscore the Company’s commitment to building a globally oriented management team with deep operational and financial expertise.

Board of Directors Expansion and Changes

In connection with the Company’s recently closed private placement on September 29, 2025, Qualigen’s Board of Directors appointed three new members:

● Kevin Chen, Independent Director (appointed September 26, 2025)

● Chad Chen, Director

● Jay Sheng, Director

The Board also appointed:

● Jay Sheng as Chairman of the Audit Committee;

● Graydon Bensler and Chad Chen as members of the Audit Committee; and

● Chad Chen, Kevin Chen, and Jay Sheng as members of both the Nominating & Corporate Governance Committee and the Compensation Committee.

Mr. Sheng, is currently the board member of Faraday Future, and the Head of Operations & Finance Director of FF Global Partners LLC, a position he has held since June 2022. From October 2018 to June 2022, Mr. Sheng served as Deputy Managing Director of China Aviation Fuel (Europe) Limited, a wholly owned subsidiary of China Aviation Oil (Singapore) Corporation (“CAO”), a Singapore Exchange-listed Company and a subsidiary of a Fortune 500 Company.

Mr. Kevin Chen is currently Chief Economist and Chief Investment Officer of Horizon Financial. He holds board positions at several publicly listed companies, including CurrenC Group, Australian Oilseeds Investments, and Scage Future, all on Nasdaq, as well as Capitan Investment Ltd. on the Toronto Stock Exchange. His academic roles include serving as an adjunct associate professor at New York University and as a guest speaker at institutions such as Harvard University, Fordham University, Pace University, and IESE Business School.

Mr. Chad Chen is the current board member of Faraday Future, and a partner with the law firm of Yoka | Smith, LLP, where he has practiced since 2012. He represents national and multinational clients in both litigation and non-litigation matters. Mr. Chen’s litigation practice includes representing corporate clients in commercial and business disputes, product liability defense, and class action defense. His non-litigation practice encompasses contract management, counseling on business transactions and serving as outside general counsel in dealing with local, state, and federal agencies, including the U.S. Department of the Treasury, the U.S. Department of Commerce, United States International Trade Commission, and various tax authorities. Prior to joining Yoka Smith, Mr. Chen worked in-house at an alternative energy company.

In connection with the same offering, Cody Price and Robert Lim resigned from the Board, and Campbell Becher resigned from his position as Director while continuing to serve as the Company’s President. All resignations were amicable and not the result of any disagreement with the Company’s operations, policies, or practices.

Auditor Transition

On October 3, 2025, the Audit Committee approved the engagement of Macias Gini & O’Connell LLP (“MGO”) as the Company’s new independent registered public accounting firm to audit the fiscal year ending December 31, 2025, and to perform interim reviews for the Company’s 2025–2026 financial reporting periods, subject to the completion of client acceptance procedures. MGO is also the auditor of Faraday Future.

On October 1, 2025, WhitumSmith+Brown, PC (“Withum”) notified the Company’s Audit Committee of its resignation as Qualigen’s independent registered public accounting firm, effective immediately. Withum’s resignation is not the result of any disagreement with the Company’s operations, policies, or practices.

“These appointments and governance enhancements mark an important step forward for Qualigen Therapeutics,” said Kevin Richardson, the Co-CEO of the Company. “With strengthened leadership, new board expertise, and a renewed commitment to transparency and compliance, we are well positioned to execute our long-term growth strategy and build lasting shareholder value.”

About Qualigen Therapeutics, Inc.

Qualigen Therapeutics, Inc. (NASDAQ: QLGN) is a biotechnology company headquartered in Carlsbad, California, focused on developing and commercializing innovative oncology and immunology therapeutics. The Company is actively pursuing crypto and web3 strategic initiatives that integrate advanced technologies and capital market innovation to accelerate global growth.

Investor & Media Contact

Investor Relations Department

Qualigen Therapeutics, Inc.

5857 Owens Avenue, Suite 300, Carlsbad, CA 92008

Tel: +1 (760) 452-8111

Email: info@qualigeninc.com